HUBCO, INC.
                                                           1000 MacArthur Blvd.
                                                           Mahwah, NJ  07430
                                                           (NASDAQ:  HUBC)



AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD, INC.
Kenneth T. Neilson, Chairman            Kerry Thalheim/Regina Lenihan
Pres. & CEO - (201) 236-2631            675 Third Avenue
D. Lynn Van Borkulo-Nuzzo               New York, NY  10017
Executive Vice President                (212) 661-8030
(201) 236-2641

FOR IMMEDIATE RELEASE
January 20, 1997

         HUBCO Releases 1996 Fourth Quarter and Full Year Earnings

         Mahwah, New Jersey, January 20, 1997--HUBCO, Inc. (NASDAQ:HUBC), the third largest New Jersey based commercial banking company today reported earnings for the fourth quarter of 1996 and for the full year. The 1996 results reflect the acquisitions during the year of Growth Financial Corp., Lafayette American Bank and Trust Company, and Westport Bancorp, Inc. which were all accounted for as poolings of interest for all periods. The results also reflect the acquisitions of Hometown Bancorporation, Inc. and UST Bank/Connecticut since their respective closing dates of August 31 and November 28, since these acquisitions were accounted for as purchases. The fourth quarter results include merger related and restructuring charges of $5,319,000 after tax, related to the consummation of the Westport Bancorp acquisition and five branch consolidations in Connecticut resulting from overlaps of HUBCO's four Connecticut acquisitions this year. The fourth quarter results also include a special provision for Loan Losses of $4,000,000 ($2,340,000 after tax), reflecting HUBCO's reserve methodology and the new Connecticut bank subsidiary. HUBCO's results are reported here both before and after all such fourth quarter and year to date charges including the Lafayette restructuring costs expensed in the third quarter and the special provision for loan losses in the fourth quarter.

         Fully diluted earnings per share for the fourth quarter of 1996 excluding merger related, restructuring and other special charges increased 41.2% to $.48 per share ($11,119,000) from $.34 per share ($8,056,000) for the same period last year. Including all the special charges described above, earnings declined to $3,460,000 or $.16 per share fully diluted. Excluding all special charges in the fourth quarter HUBCO's return on average assets was 1.46% and return on average equity was 21.54%.

         For the year ended December 31, 1996, fully diluted earnings per share before merger related, restructuring and other special charges increased 17.4% to $1.69 per share ($39,266,000), from $1.44 per share ($34,565,000) for the same period last year. Including all the special charges to date, earnings declined to $.93 per share or $21,497,000. Excluding all special charges during 1996 HUBCO's return on average assets was 1.38% and the return on average equity was 19.07%.

         HUBCO's net interest margin for the fourth quarter of 1996 was 4.80% and was 5.05% for the twelve month period. This compares with 5.29% and 5.34% for the comparable periods in 1995.

         Non-interest income, excluding security gains, totaled $8,407,000 for the fourth quarter and $29,289,000 for the twelve month period. This represents an increase of 18.7% for the quarter and 7.5% for the full year.

         Overhead expenses, excluding merger related, restructuring and special charges, for the fourth quarter of 1996 decreased 2.2% to $24,398,000 from $24,957,000 in the fourth quarter of 1995. For the full year ended December 31, 1996, excluding all special charges overhead expenses decreased 9.2% to $93,409,000 from $102,842,000. The merger related, restructuring and special charges on an after tax basis totaled $5,319,000 for the fourth quarter and $15,429,000 for the full year. All merger related and restructuring charges related to HUBCO's four Connecticut acquisitions have now been expensed. The computer conversions for three of the acquisitions are completed with the UST/Connecticut conversion scheduled for the first quarter of 1997. The related cost savings from these acquisitions are expected to be reflected in HUBCO's future results. HUBCO's efficiency ratio, excluding merger related, restructuring and special charges was 55.31% for the fourth quarter and 56.04% for the full year.

         Fourth quarter core earnings include a benefit from tax settlements and reserves no longer deemed necessary in an amount similar to last quarter. Fourth quarter core earnings do not yet reflect all of the cost savings from the consolidations in Connecticut.

         Despite the effect of purchase accounting acquisitions which bring additional non-performing loans and assets to HUBCO when compared to prior periods, total non-performing assets of $37,459,000 (1.20% of assets) were down from $41,495,000 last quarter and in line with $37,143,000 a year ago. Non-performing loans of $31,747,00 (1.7% of loans) were in line with $34,401,000 last quarter and up from $27,754,000 a year ago. The Allowance for Possible Loan Losses totaled $35,153,000 which represented 111% of non-performing loans and 121% of non-accruing loans at December 31, 1996.

         HUBCO's total assets at December 31, 1996 were $3.1 billion. Loans totaled $1.9 billion, deposits were $2.6 billion and stockholders equity was $206.3 million. All regulatory capital ratios exceed those necessary to be considered a well capitalized institution.

         HUBCO, INC. is the bank holding company for Hudson United Bank which operates 58 branches in New Jersey and Lafayette American Bank and Trust Company which operates 27 branches (after consolidations) in Connecticut.

                                   HUBCO, INC.

                              Financial Highlights
                      (in thousands, except per share data)


                                                   Quarter Ended
                                                      December
                                                      --------

                                                   1996                1995
                                                   ----                ----

Net Interest Income                                $33,912             $33,662
Provision for Possible Loan Losses                   5,620               2,500
Net Income                                           3,460               8,056
Net Income, excluding all special charges           11,119               8,056

Net Income Per Share, fully diluted                    .16                 .34

Net Income Per Share, fully diluted
  excluding all special charges                        .48                 .34

Weighted Average Common and Common
  Equivalent Shares Outstanding                     23,033              24,003



                                                   Year Ended
                                                    December 31
                                                    -----------

                                                   1996              1995
                                                   ----              ----

Net Interest Income                               $131,354            $133,211
Provision for Possible Loan Losses                  12,295               9,515
Net Income                                          21,497              34,565
Net Income, excluding all special charges           39,266              34,565

Net Income Per Share, fully diluted                    .93                1.44

Net Income Per Share, fully diluted
  excluding all special charges                       1.69                1.44

Weighted Average Common and Common
  Equivalent Shares Outstanding                     23,225              24,116


                                                     At December 31
                                                     --------------

                                                   1996              1995
                                                   ----              ----

Total Assets                                    $3,115,687          $2,778,416
Total Loans                                      1,884,355           1,652,022
Total Deposits                                   2,592,092           2,446,273
Stockholders' Equity                               206,333             216,796


Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.


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